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            [LETTERHEAD OF SCHNEIDER SECURITIES, INC. APPEARS HERE]

June 30, 1995



New England Growth Fund I, L.P.
313 Congress Street
Boston, MA 02210

Gentlemen:

This letter of intent sets forth the basic terms and provisions between New England Growth Fund I, L.P. (the "Seller") and Schneider Securities, Inc. (the "Underwriter") concerning the proposed public offering of the Common Stock of Vitronics Corp. (the "Company") through an underwriting, on a firm commitment basis.

1. Amount: A public offering of approximately $3,234,313 consisting of 1,920,000 shares of Common Stock of seller and not less than 341,758 shares of others at a price of about $1.43 per share, which price is the bid price on this date less 12% discount.

2. Capitalization: It is the Underwriter's understanding that immediately prior to the registration of this offering the Company will have no more than 7,553,638 shares of common stock outstanding exclusive of options to purchase 976,200 warrants ranging from $.01 and up to a maximum of $1.875 per warrant. It is understood that the Seller will exercise all of its convertible debenture and therefore will still hold 480,000 shares as to which Seller agrees to a 9
(nine) month lockup. At the conclusion of the offering the Company will have 10,299,863 shares issued and outstanding and 976,200 options to purchase.

3. The Offering: Subject to market and other conditions at the time of the offering, the Underwriter anticipates that the Common Stock will be offered to the public at an initial offering price as stated in paragraph one.

4. Underwriters Compensation: Underwriting discounts payable by Seller shall be:

    a) 10% of the public offering price of the Common Stock offered by Seller. In addition, the Seller shall pay the Underwriter a non-accountable expense allowance equal to 3% of the net (to Seller) aggregate proceeds realized from the public sale of Seller's Common Stock, of which one and one-half percent of the three percent is to be paid by Vitronics
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    Corp. with the Seller's understanding that Vitronics will pay up to $40,000 and any amounts above that would be the responsibility of the Seller.

    b) The Seller agrees to pay the Underwriter $10,000 on the signing of this letter of intent, which sum becomes a deduction from the 3% non-accountable expense allowance noted in 4a.

5. Expenses: Whether or not the offering is successfully completed, it shall be the Company's obligation to bear all of the expenses in connection with the proposed offering, including, but not limited to the following: filing fees, printing and duplicating costs, postage and mailing expenses with respect to the transmission of prospectuses, registrar, warrant and transfer agent fees advertising costs subject to prior written approval of the Company, and expenses, "road show" and information meetings and presentation costs, its own counsel and accounting fees, costs of its own counsel's due diligence investigations, the Registration Underwriter's bound volumes and as many prospectuses as the Underwriter may reasonably deem to be necessary as well as costs of advertising the issue, including the "tombstone", prospectus memorabilia, issue and transfer taxes, if any, and "Blue Sky" counsel fees and expenses. It is agreed that the Underwriter's counsel shall perform the required "Blue Sky" legal services. In this connection "Blue Sky" applications shall be made in such states and jurisdictions as shall be requested by the Underwriter. In addition, the Company agrees to continue to have its stock quoted on the American Stock Exchange.

6. Representations and Covenants: The Company and, where so indicated, the Seller, represent, warrant and further covenant that:

    a) Current Company management has disclosed to the Underwriter material conflicts of interest including management of any affiliated companies. The Company will provide copies of employment contracts with its key management

    b) There will be furnished to the Underwriter by the Company promptly after their preparation, the Company's annual independently audited financial statements and their quarterly financial statements prior to the effective date of the offering. The financial statements will fairly reflect the financial condition of the Company and the results of its operations at the time and for the periods covered by such financial statements; such statements will be substantially as theretofore represented to the Underwriter.

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    c)  The Company and the Seller do not know of any facts adversely affecting its earnings or prospects which have not been fully disclosed to the Underwriter.

    d) The Underwriter shall not be responsible for any expenses of the Company or others for charges or claims related to the proposed financing if the sale of Common Stock contemplated is not consummated.

    e) The representatives of the Seller who are now members of the Board of Directors will with the closing of the sale of this offering tender their resignation from the Board of Directors of Vitronics Corp.

    f) The Company shall prepare, execute, review with the Underwriter and Underwriter's counsel, then file a Registration Statement with the SEC registering the Common Stock, and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC. The Registration Statement shall contain appropriate financial statements audited by the Company's independent certified accountants.

    g) Except in connection with acquisitions or pursuant to warrants and options outstanding immediately prior to the Closing, as provided in paragraph 2 hereof, the Company will not, without the Underwriter's prior written consent, which will not be unreasonably withheld, sell or offer to sell any shares of common stock or other equity securities for twelve (12) months after the Closing with the exception of employees' options and outside directors options. As a condition of Closing, the Company shall obtain from other shareholders of the Company holding outstanding shares which will be registered with this filing; written commitments offering for sale shares of common stock representing 70% of what they are registering herewith.

    h) The Company and the Seller are not obligated to pay and have not obligated the Underwriter to pay any finder's fee in connection with the underwriting.

    i) The Company will furnish to the Underwriter three (3) and to the Seller two (2) completed bound volumes containing the appropriate documents relating to the Public Offering, promptly after the closing date of the public offering.

    j) The Company will prepare and deliver to the Underwriter within 60 days from the letter of intent acceptance, a

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    business plan covering a three year period, setting forth its best estimates of sales, earnings and other significant strategy.

7.  Statement of Intent:

It is understood that the Underwriter's undertaking to underwrite the offering is subject to the Registration Statement, all amendments thereto and prospectuses contained therein and the documentation related thereto being satisfactory to the Underwriter and its counsel. The Underwriter intends to effect the offering as soon as practicable (after the filings with the proper authorities and to the market conditions being suitable to such an offering) statutes, law, rules and regulations allow; however, the Underwriter reserves the right not to proceed with the offering if, in its sole judgment, market conditions are unsuitable for such offering, or information comes to its attention relating to the Company, its management or its position in the industry which would, in its sole judgment, preclude a successful public offering. This document is a statement of intent. Its execution does not, either expressly or by implication constitute a binding agreement by the Underwriter to undertake the financing outlined above or an agreement to enter into an underwriting agreement, except as to your obligation to proceed with the underwriting outlined herein and except as set forth in paragraphs 4,5, and 7 hereof. Any legal obligations between the parties shall be only as set forth in a duly negotiated and executed underwriting agreement (the "Underwriting Agreement").

8. Binding Agreement: The Seller and the Underwriter agree on a legally binding basis as follows:

a) If, after filing the Registration Statement and prior to the signing of the Underwriting Agreement, the Seller does not or cannot expeditiously proceed with the offering or if the covenants and representation of Seller in paragraph 6 hereof are not materially correct or in the event of a material adverse change in the financial conditions, business, prospects or obligations of the Company other than those previously disclosed, the Seller shall reimburse the Underwriter in full for its out-of-pocket expenses, including without limitation, its legal fees and disbursements, inclusive of the $10,000 advance
(4b), up to a maximum of $15,000, and this shall be the sole remedy and recourse of the Underwriter.

b) If as a result of market price decline the net sale proceeds to Seller (net of discount and Underwriter's compensation and expenses) would be less than $1.22 per share, Seller may decline


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to sell and its sole liability hereunder shall be the $10,000 deposit paid herewith.

If the foregoing correctly sets forth the Underwriter's and the Seller's understanding, please sign and return the enclosed copy of this letter.

Very truly yours,                              Accepted and Agreed By:

Schneider Securities, Inc.                     New England Growth Fund I, L.P.
                                               By New England Partners I.L.P.,
                                               General Partner



By: /s/ Thomas J. O'Rourke                     By: /s/ John F. Rousseau, Jr.
- -----------------------------                      -------------------------
Thomas J. O'Rourke, President                      General Partner




Date:                                          Date: June 30, 1995
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Vitronics Corporation confirms its obligation to file a registration statement on behalf of the selling shareholders and to pay all expenses as required.


Vitronics Corporation


By: /s/ James J. Manfield, Jr.
    --------------------------


Date: June 30, 1995
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 RDE:VC041966 .ar3

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